Exhibit 99.1

279 Bayview Drive Barrie, Ontario L4M 4W5

NEWS RELEASE

FOR IMMEDIATE RELEASE

James P. Maddox, C.A. Vice President and Chief Financial Officer (705) 728-7111	March 31, 2004 IT-04-019

INTERTAN TO BE ACQUIRED BY CIRCUIT CITY STORES, INC.

tender offer for US $14 per share

BARRIE, ONTARIO, March 31, 2004—InterTAN, Inc. (NYSE: ITN; TSX: ITA), a leading consumer electronics retailer of both private-label and internationally branded products, today announced that it has entered into a definitive agreement under which Circuit City Stores, Inc., (NYSE: CC) will acquire InterTAN in a cash tender offer for US $14 per InterTAN common share, or approximately US $284 million (approximately Cdn. $371 million). The boards of directors of both companies have voted in favor of the transaction. Under the terms of the agreement, Circuit City will commence a tender offer to acquire all outstanding shares of InterTAN common stock. The tender offer will be conditioned upon at least a majority of the fully diluted shares being tendered. If successful, the tender offer will be followed by a merger in which the holders of the remaining outstanding shares of InterTAN common stock will receive $14 per share in cash. The transaction is contingent upon customary closing conditions, including regulatory and other standard approvals.

Circuit City, which operates 599 superstores throughout the United States, plans, subject to completion of the tender offer, to introduce InterTAN’s private-label products into its Circuit City Superstores by Fall, 2004.

“We are very excited with the potential of our association with Circuit City,” said Brian E. Levy, President and Chief Executive Officer of InterTAN, Inc. “Our two companies’ strengths complement one another, and we believe this transaction represents a great opportunity for both our teams and our shareholders,” Levy concluded.

“The combination of Circuit City and InterTAN builds on the core competencies of both companies,” said W. Alan McCollough, Circuit City’s Chairman, President, and Chief Executive Officer. “We welcome the InterTAN team to the Circuit City family,” McCollough said.

Scotia Capital Inc. is serving as InterTAN’s financial advisor, and Banc of America Securities LLC is serving as the financial advisor to Circuit City.

Further information on the transaction can be found online at www.intertan.com.

InterTAN, Inc., headquartered in Barrie, Ontario, operates through approximately 980 company retail stores and dealer outlets in Canada under the trade names RadioShack®, Rogers Plus®, and Battery Plus®.

Certain information disclosed in this press release, including statements regarding the proposed acquisition of InterTAN, and the entry of InterTAN products into the U.S. market constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the failure to complete the tender offer or to complete it in a timely manner, U.S. consumer acceptance of and demand and preference for InterTAN sourced products, product availability, development of new technology, global political and economic conditions, and other risks indicated in filings with the Securities and Exchange Commission such as InterTAN’s previously filed periodic reports, including its Form 10-K for the 2003 fiscal year.

Additional Information

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of InterTAN. At the time the offer is commenced, Circuit City will file a tender offer statement with the U.S. Securities and Exchange Commission and Canadian security regulatory authorities and InterTAN will file a solicitation/recommendation statement with respect to the offer. Investors and InterTAN stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement when they are available because they will contain important information. These documents will be made available to all InterTAN stockholders at no expense to them and, when available, may be obtained at no charge at the SEC’s Web site at www.sec.gov and at the Canadian Securities Administrator’s SEDAR Web site at www.sedar.com or from InterTAN either at its website at www.intertan.com or by directing a request to InterTAN, Inc., 279 Bayview Drive, Barrie, Ontario, Canada L4M 4W5.